Exhibit 10.6

AMENDMENT NUMBER SEVEN TO LOAN AND
SECURITY AGREEMENT AND WAIVER

This Amendment Number Seven to Loan and Security Agreement and Waiver (“Seventh Amendment”) is entered into as of June 23, 2004, by and between WELLS FARGO FOOTHILL, INC., a California corporation, f/k/a/ Foothill Capital Corporation (“Foothill”), and EVANS & SUTHERLAND COMPUTER CORPORATION, a Utah corporation (“Borrower”), in light of the following:

A.                                   Borrower and Foothill have previously entered into that certain Loan and Security Agreement, dated as of December 14, 2000 (“Agreement”);

B.                                     On or about June 19, 2001, Borrower and Foothill entered into that certain amending Letter Agreement, whereby certain terms and conditions of the Agreement were temporarily amended;

C.                                     On or about February 22, 2002, Borrower and Foothill entered into that certain Amendment Number One to Loan and Security Agreement and Waiver whereby certain terms and conditions of the Agreement were amended;

D.                                    On or about August       , 2002, Borrower and Foothill entered into that certain Amendment Number Two to Loan and Security Agreement and Waiver whereby certain terms and conditions of the Agreement were further amended

E.                                      On or about December 11, 2002, Borrower and Foothill entered into that certain Amendment Number Three to Loan and Security Agreement and Waiver whereby certain terms and conditions of the Agreement were further;

F.                                      On or about January 8, 2003, Borrower and Foothill entered into that certain Amendment Number Four to Loan and Security Agreement and Waiver whereby certain terms and conditions of the Agreement were further amended;

G.                                     On or about March 14, 2003, Borrower and Foothill entered into that certain amending Consent Letter, whereby certain terms and conditions of the Agreement were temporarily amended;

H.                                    On or about July 16, 2003, Borrower and Foothill entered into that certain Amendment Number Five to Loan and Security Agreement and Waiver whereby certain terms and conditions of the Agreement were further amended

I.                                         On or about July 25, 2003, Borrower and Foothill entered into that certain Amendment Number Six to Loan and Security Agreement and Waiver whereby certain terms and conditions of the Agreement were further amended (the Agreement, as amended by the letter agreement, the first amendment, the second amendment, the third amendment, the fourth amendment, the consent letter, the fifth amendment, and the sixth Amendment, all as referenced above, is hereinafter referred to as the “Loan Agreement”); and

J.                                        Borrower and Foothill desire to further amend the Loan Agreement as provided for and on the conditions herein.

NOW, THEREFORE, Borrower and Foothill hereby amend and supplement the Loan Agreement as follows:

1.                                      DEFINITIONS.  All initially capitalized terms used in this Seventh Amendment shall have the meanings given to them in the Agreement unless specifically defined herein.

2.                                      AMENDMENTS.

(a)                                  There is added the following new definitions to Section 1.1 of the Loan Agreement as follows:

““Seventh Amendment” means that certain Amendment Number Seven to Loan and Security Agreement dated as of June 23, 2004, entered into between Borrower and Foothill.”

““Substitute Cash Collateral” means cash deposited by Borrower with Foothill pursuant to Section 2.4(b).”

(b)                                 The definition of Maximum Letters of Credit Amount is deleted in its entirety and the following substituted in its place and stead:

““Maximum Letters of Credit Amount” means the lesser of: (i) Twenty-Five Million Dollars ($25,000,000); or (ii) the sum of the Real Estate Borrowing Base and the Substitute Cash Collateral.

(c)                                  The definition of Real Estate Advances is deleted in its entirety.

(d)                                 The definition of Real Estate Borrowing Base is deleted in its entirety and the following substituted in its place and stead:

““Real Estate Borrowing Base” means, as of any date of determination, the result of subtracting: (i) the aggregate amount of reserves, if any, established by Foothill under Sections 2.2, 6.11 and 10; and further subtracting (ii) the Average Undrawn portion of Letters of Credit (without duplication of such amounts if subtracted pursuant to Section 2.1(a));  from, the Amortizing Base Amount.

(e)                                  Section 2.1(b) of the Loan Agreement is deleted in its entirety, and the following substituted in its place and stead:

“(b)                           For purposes of this Agreement, “Receivables Advances Borrowing Base”, as of any date of determination, shall mean the result of:

(w)                               the lesser of (i) seventy-five percent (75%) of the value of Eligible Accounts, less the amount, if any, of the Dilution Reserve, and (ii) an amount equal to twenty-five percent (25%) of Borrower’s Collections with respect to Accounts for the immediately preceding ninety (90) day period, plus

(x)                                   any unused availability arising out of the formula set forth in the definition of Maximum Letters of Credit Amount, minus

(y)                                 The Average Undrawn portion of Letters of Credit (without duplication of such amounts if subtracted pursuant to Section 2.2(a)), minus

(z)                                   the aggregate amount of reserves, if any, established by Foothill under Sections 2.1(c), 6.11 and 10.”

(f)                                    Section 2.2 of the Loan Agreement is amended by altering the title thereof to read “Real Estate Reserves.” and deleting all of subsections (a), (c), & (d).

(g)                                 Section 2.2(b) will be amended by deleting the reference to the text as “(b)”since old referenced subsection (b) will be the entire text of Section 2.2.

(h)                                 Section 2.3 (a) will be amended by deleting the last sentence thereof in its entirety, and substituting the following in its place and stead:

“Foothill shall have no obligation to issue a Letter of Credit if the aggregate amount of all: (i) undrawn or unreimbursed Letters of Credit; plus (ii) Obligations; would exceed either the Maximum Amount or the Maximum Letters of Credit Amount.

(i)                                     Section 2.4 of the Loan Agreement is deleted in its entirety and the following substituted in its place and stead:

“2.4(a)             If, at any time or for any reason, the amount of Obligations owed by Borrower to Foothill pursuant to Sections 2.1 and 2.2 is greater than either the Dollar or percentage limitations set forth in Sections 2.1 or 2.2 (an “Overadvance”), Borrower immediately shall pay to Foothill, in cash, the amount of such excess to be used by Foothill to repay Advances outstanding under Sections 2.1 or 2.2.

(b)                                 In addition to Foothill’s ability to require a cash paydown on the Obligations as set forth in Section 2.4(a), but not in duplication thereof, in the event of an Overadvance, Foothill shall have the right to require that Borrower deposit with Foothill Substitute Cash Collateral in the amount of One hundred and five percent (105%) of the (i) Overadvance; plus (ii) the projected reductions occasioned by the Amortizing Base Amount over the balance of the remaining term of the Agreement.  The Substitute Cash Collateral shall not be deposited in a segregated account, but rather will be reflected as a ledger entry in Borrower’s Loan Account.  The Substitute Cash Collateral shall earn interest, computed at the rate of the announced Wells Fargo Bank, N.A. one year certificate of deposit rate, in effect on the immediately preceding January 1, April 1, July 1, or October 1, and shall either be credited against the Obligations, or quarterly, within ten (10) days of the dates set forth immediately above, paid to Borrower.”

3.                                      REPRESENTATIONS AND WARRANTIES.  Borrower hereby affirms to Foothill that all of Borrower’s representations and warranties set forth in the Agreement are true, complete and accurate in all respects as of the date hereof.

4.                                      NO DEFAULTS.  Borrower hereby affirms to Foothill that, other than Events of Default having been expressly waived by Foothill in writing, no Event of Default has occurred and is continuing as of the date hereof.

5.                                      CONDITION PRECEDENT.  The effectiveness of this Seventh Amendment is expressly conditioned upon the receipt by Foothill of an executed copy of this Seventh Amendment.

6.                                      COSTS AND EXPENSES.  Borrower shall pay to Foothill all of Foothill’s out-of-pocket costs and expenses (including, without limitation, the fees and expenses of its counsel, which counsel may include any local counsel deemed necessary, search fees, filing and recording fees, documentation fees, appraisal fees, travel expenses, and other fees) arising in connection with the preparation, execution, and delivery of this Seventh Amendment and all related documents.

7.                                      LIMITED EFFECT.  In the event of a conflict between the terms and provisions of this Seventh Amendment and the terms and provisions of the Agreement, the terms and provisions of this Seventh Amendment shall govern.  In all other respects, the Agreement, as amended and supplemented hereby, shall remain in full force and effect.

8.                                      COUNTERPARTS; EFFECTIVENESS.  This Seventh Amendment may be executed in any number of counterparts and by different parties on separate counterparts,

each of which when so executed and delivered shall be deemed to be an original.  All such counterparts, taken together, shall constitute but one and the same Seventh Amendment.  This Seventh Amendment shall become effective upon the execution of a counterpart of this Seventh Amendment by each of the parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment Number Six to Loan and Security Agreement as of the date first set forth above.

WELLS FARGO FOOTHILL, INC.,
a California corporation, f/k/a Foothill Capital Corporation

By:	/s/ Larissa Megerdichian
Larissa Megerdichian, V.P.

EVANS & SUTHERLAND COMPUTER,
a Utah corporation

By:	/s/ E. Thomas Atchison
Tom Atchison, CFO